SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                               ARTISTDirect, Inc.
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)


                                    04315D400
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                                 (CUSIP Number)


                                December 31, 2003
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.04315D400                  13G


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1. NAME OF REPORTING PERSONS: Bear Stearns Asset Management Inc. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): 06-1135192
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [_]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION: New York

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  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    275,113
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    275,113
    WITH
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 275,113
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 8.0%
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12.  TYPE OF REPORTING PERSON* Investment Adviser
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CUSIP No.04315D400

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1. NAME OF REPORTING PERSONS: Constellation Venture Capital, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [_]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
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  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    226,379
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    226,379
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 226,379
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 6.5%
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12.  TYPE OF REPORTING PERSON* PN (Partnership)
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CUSIP No.04315D400

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1. NAME OF REPORTING PERSONS: Constellation Venture (BVI), Inc. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [_]
-------------------------------------------------------------------------------
3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands
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  NUMBER OF    5.   SOLE VOTING POWER
                    -0-
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    48,734
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    -0-
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    48,734
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,734
--------------------------------------------------------------------------------
10. CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 1.4%
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12.  TYPE OF REPORTING PERSON* PN (Partnership)
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CUSIP No.04315D400

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Item 1(a).  Name of Issuer: ARTISTdirect, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            10900 Wilshire Boulevard, Suite 1400
            Los Angeles, CA. 90024
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:
            Bear Stearns Asset Management Inc.
            Constellation Venture Capital, L.P.
            Constellation Venture (BVI), Inc.
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Item 2(b).  Address of Principal Business Office, or if None, Residence:
            383 Madison Avenue, 28th Floor
            New York, N.Y. 10179
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Item 2(c).  Citizenship:
            Bear Stearns Asset Management Inc. - New York
            Constellation Venture Capital, L.P. - Delaware
            Constellation Venture (BVI), Inc. - British Virgin Islands
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Item 2(d).  Title of Class of Securities:
            Common Stock, par value $0.01 per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number: 04315D400
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.04315D400                   13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 275,113
          ----------------------------------------------------------------------

     (b) Percent of class: 8.0%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote, Bear Stearns Asset Management Inc.: -0-
                Constellation Ventures Capital, L.P.: -0-
                Constellation Venture (BVI), Inc.: -0-

          (ii) Shared power to vote or to direct the vote, Bear Stearns Asset Management Inc.: 275,113 C onstellation Ventures Capital, L.P.: 226,679 Constellation Venture (BVI), Inc.: 48,734

          (iii) Sole power to dispose or to direct the disposition of, Bear Stearns Asset Management Inc.: -0-
                Constellation Ventures Capital, L.P.: -0-
                Constellation Venture (BVI), Inc.: -0-

          (iv) Shared power to dispose or to direct the disposition of, Bear Stearns Asset Management Inc.: 275,113
                Constellation Ventures Capital, L.P.: 226,679
                Constellation Venture (BVI), Inc.: 48,734



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

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Item 8.  Identification  and  Classification  of Members of the Group.
         Bear Stearns Asset Management Inc. is the Advisor to Constellation Venture Capital, L.P. and Constellation Venture Capital
         (Offshore), L.P. Constellation Venture (BVI), Inc. is a wholly-owned subsidiary of Constellation Venture (Offshore), L.P.
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable

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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 13, 2004
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Joyce Messaris
                                        ----------------------------------------
                                                      (Signature)


                                                Joyce Messaris, VP
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).